EXHIBIT 99.1

Molecular Templates, Inc. Provides Interim Update

  Continued monotherapy activity in solid tumors with MT-6402 (PD-L1-targeting ETB) in checkpoint-experienced patients.
  Early pre-clinical and clinical data demonstrate the potential of MT-0169 (CD38-targeting ETB) in severe immune-mediated diseases.

AUSTIN, Texas, June 03, 2024 (GLOBE NEWSWIRE) -- Molecular Templates, Inc. (Nasdaq: MTEM, “Molecular Templates,” or “MTEM”), a clinical-stage company focused on the discovery and development of targeted biologic therapeutics with unique mechanisms of action (engineered toxin bodies or “ETBs”) for cancer and immune-mediated disease, today provided an update on its clinical-stage programs.

Eric Poma, PhD., Chief Executive and Chief Scientific Officer of MTEM, stated, “ETBs are a potentially powerful therapeutic approach to selectively depleting immunosuppressive cells in oncology or eliminating self-reacting immune cells in severe immune-mediated diseases. The monotherapy activity we see with MT-6402 in relapsed/refractory solid tumor patients, and the clinical and ex vivo depletion of CD38+ immune cells seen with MT-0169 at well-tolerated doses underscore the potential of this platform across multiple diseases.”

Company Pipeline Highlights

MT-6402 (PD-L1-targeting ETB)

  Promising Single-Agent Activity: MT-6402 has shown monotherapy activity in heavily pre-treated patients who had previously progressed or were refractory to immuno-oncology therapy.
  Head and Neck Cancer Responses: MTEM had previously reported that nine patients (seven evaluable) with head and neck squamous cell carcinoma (“HNSCC”) had been treated in the Phase 1 dose escalation. Two heavily pre-treated patients with low PD-L1 expressing squamous cell carcinoma of the head and neck (HNSCC) had achieved partial responses with MT-6402 monotherapy. These patients remain in response and in good clinical condition, continuing treatment in cycles 21 and 12 (one cycle = 4 weeks), respectively. In addition, four of the HNSCC patients treated with MT-6402 had stable disease with two showing tumor reduction. All patients with tumor responses or tumor reduction had low PD-L1 expression (≤20% CPS).
  New Lung Cancer Response: An unconfirmed partial response was observed in a non-small cell lung cancer (“NSCLC”) patient with high PD-L1 expression in the Phase 1b monotherapy dose expansion study in solid tumor patients with high PD-L1 tumor expression (TPS≥50%). The patient achieved a partial response at the end of cycle 8 following sustained tumor reduction in prior assessments. A PET scan in cycle 8 showed no indications of active metastatic disease. This patient had previously progressed on chemotherapy, targeted therapy, and checkpoint therapy, including progression within six months on pembrolizumab + ramucirumab, before enrolling in the study. Three other NSCLC patients with high PD-L1 expression have been dosed in the Phase 1b expansion study. Two of these patients had progressive disease and one passed away from COVID and was not evaluable.
  Favorable Safety Profile: To date, MT-6402 appears to be generally well-tolerated, with no drug-related adverse events exceeding grade 3.
  Ongoing Enrollment: MTEM continues to enroll HNSCC patients with low PD-L1 expression (1-49%) and patients with solid tumors with high PD-L1 expression (≥50%).

MT-0169 (CD38-targeting ETB)

  Clinical proof-of-concept supports the elimination of CD38+ cells in immune-mediated disease. Recent clinical data with CD38 antibodies have demonstrated the therapeutic potential of CD38+ immune cell clearance in several immune-mediated diseases. Despite these promising early data, a more potent mechanism of CD38+ immune cell depletion may provide greater clinical benefit.
  Potent and unique mechanism of action. MT-0169 is designed to destroy CD38+ tumor or immune cells through internalization of CD38 and cell destruction via a novel mechanism of action (enzymatic ribosomal destruction and ER stress). In ex vivo cell kill assays, MT-0169 shows potency against plasma cells with IC50 activity in the picomolar or femtomolar range. Plasma cells are exceptionally sensitive to ER stress, making them uniquely susceptible to the MT-0169 mechanism of action. MT-0169 also shows potent activity against T-cells that express low levels of CD38. HLA-DR CD38+ T-cells have been implicated in many immune-mediated diseases.
  Overcoming antibody resistance. The unique mechanism of action of MT-0169 and its lack of an Fc domain may avoid resistance mechanisms seen with CD38 antibodies like receptor downregulation or trogocytosis while allowing for combination approaches with FcRn-targeting therapies.
  Clinical proof-of-concept with MT-0169. MTEM’s Phase 1 study in patients with relapsed or refractory multiple myeloma dosed at 5, 10, or 15 mcg/kg showed potent depletion of CD38+ immune cells with no drug-related adverse events of grade 3 or higher noted in these patients.
  Planned clinical development with MT-0169. MTEM will continue to develop MT-0169 in hematology and is evaluating the potential of MT-0169 in severe immune-mediated diseases.

MT-8421 (CTLA-4 ETB)

  Tumor microenvironment dismantling. MT-8421 is designed to potently destroy CTLA4+ Tregs, alleviating immunosuppression in the tumor microenvironment.
  Pharmacodynamic effects observed early Phase 1 dose escalation. Three patients were dosed in the first cohort of the Phase 1 study at 32 mcg/kg. No drug-related adverse events of grade 3 or higher were observed. One patient had disease progression at the end of cycle 2. Two patients have stable disease and remain on study at cycle 8 and cycle 7, respectively (one cycle = four weeks). The two patients in stable disease showed peripheral depletion of Tregs and significant elevations in IL-2 while on therapy. One of the patients has a notable decrease in ctDNA.
  Dose escalation continues. Enrollment is on-going in the second cohort of 48 mcg/kg for the Phase 1 study of MT-8421.

About Molecular Templates

Molecular Templates is a clinical-stage biopharmaceutical company focused on the discovery and development of targeted biologic therapeutics. Our proprietary drug platform technology, known as engineered toxin bodies, or ETBs, leverages the resident biology of a genetically engineered form of Shiga-like Toxin A subunit to create novel therapies with potent and differentiated mechanisms of action for cancer and immune-mediated diseases.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Molecular Templates disclaims any intent or obligation to update these forward-looking statements and claims the protection of the Act’s Safe Harbor for forward-looking statements. All statements, other than statements of historical facts, included in this press release, including, but not limited to those regarding strategy, future operations, the Company’s ability to execute on its objectives, prospects, plans, future clinical development of the Company’s product candidates, any implication that the preliminary results, interim results, or the results of earlier clinical trials or ongoing clinical trials will be representative of the results of future or later clinical trials or final results, the potential benefits, safety or efficacy and any evaluations or judgements regarding the Company’s product candidates, , and future execution of corporate goals. In addition, when or if used in this press release, the words “may,” “could,” “should,” “continue”, “anticipate,” “potential”, “believe,” “estimate,” “appears”, “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Molecular Templates may identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to the following: the continued availability of financing on commercially reasonable terms, whether Molecular Templates’ cash resources will be sufficient to fund its continuing operations; the results of MTEM’s ongoing clinical studies, the ability to effectively operate MTEM and retain key employees post-MTEM’s previously announced reduction in force, the ability of MTEM to maintain the continued listing of its common stock on Nasdaq, and those risks identified under the heading “Risk Factors” in Molecular Templates’ filings with the Securities and Exchange Commission (the “SEC”), including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and any subsequent reports filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Molecular Templates specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Contacts:
Grace Kim
grace.kim@mtem.com